Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-181014) of our report dated February 25, 2013, with respect to the consolidated financial statements and schedule of United Air Lines, Inc., included in this Annual Report (Form 10-K) of United Air Lines, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Chicago, IL

February 25, 2013